Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S
R E L E A S E 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

Barnwell Announces Asset Sale and Provides Update on its Oil and Gas Operations
in the Current Low Commodity Price Environment

HONOLULU, HAWAII, April 2, 2020 – Barnwell Industries, Inc. (“Barnwell” or the “Company”) (NYSE American: BRN) is pleased to provide a business update, including announcing that its wholly-owned contract water well drilling subsidiary closed on the sale of its leasehold interest in a maintenance yard in Honolulu, Hawaii to an unrelated third party for a $1,100,000 cash payment. The Company will recognize a gain on the transaction in its second quarter ended March 31, 2020. Additionally, given the current uncertain market conditions, the Company has been assessing, and implementing where appropriate, ways to alleviate strain on the Company.

Mr. Alexander C. Kinzler, Chief Executive Officer of Barnwell, commented, “As a result of the unprecedented contraction of global oil demand combined with the price war between OPEC and Russia, we are evaluating additional measures to be taken with respect to our oil and gas properties. Because of the extreme uncertainty of the current situation and the anticipation of financial stimulus for the oil and gas industry from Federal and Provincial governments, we cannot yet determine the impact of these price declines on our cash position or financial statements.  The recent significant declines in global oil prices will impact the Company’s producing properties and proved undeveloped reserves, as we expect to delay the development of our proven undeveloped reserves. The great majority of the oil and natural gas properties the Company holds, including its interest in Twining, do not have development deadlines or other timing or commitment requirements on their development locations. As an initial step, we have deferred the bid date on our previously announced asset sale process. With respect to the first well drilled in the Twining field in Central Alberta in our first quarter of fiscal 2020, in which Barnwell has 100% interest, it is currently producing about net 80 barrels of oil and 180 mcf of natural gas per day.

“Additionally, we are taking a variety of steps to address the recent significant decline in oil prices as well as the Coronavirus-related issues affecting our operations and offices. Effective immediately, senior management in both the U.S. and Canada have reduced their compensation by 40%. Additionally, we will be implementing compensation reductions for U.S. and Canadian staff.

“As well, our Honolulu and Calgary offices are closed through April, and we have taken appropriate steps to ensure our staff can effectively work from remote locations and maintain social distancing. Our communication systems and back-office functions remain fully operational.

“On a positive note, the sale of the maintenance yard will provide additional liquidity and help reduce operating costs during this challenging period for the world economy and Company, without reducing our water well drilling and pump work capabilities.

About Barnwell Industries, Inc.

Barnwell Industries, Inc. and its subsidiaries (“Barnwell” or the “Company”) are principally engaged in oil and natural gas exploration, development, production and sales in Canada; investing in leasehold interests in real estate in Hawaii; and well drilling services and water pumping system installation and repairs in Hawaii.

Important Additional Information and Where to Find It

Barnwell has filed and mailed to stockholders a definitive proxy statement on Schedule 14A and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from the Company’s stockholders with respect to its 2020 Annual Meeting of Stockholders. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

General Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2020 Annual Meeting of Stockholders. Information regarding the direct and indirect interests, by security holdings or otherwise of the Company’s participants is set forth in the Company’s definitive proxy statement for the 2020 Annual Meeting of Stockholders filed with the SEC on March 2, 2020. The Company’s definitive proxy statement can be found on the SEC’s website at www.sec.gov or the Company’s website at www.brninc.com.

Safe Harbor for Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to, those described in “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K for the year ended September 30, 2019 and subsequent filings with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All forward-looking statements contained in this press release are qualified by these cautionary statements and are made only as of the date of this press release. The Company does not undertake any obligation to update or revise these forward-looking statements except as required by law.